AMENDED EMPLOYMENT AGREEMENT

This AMENDED EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the 1st day of January, 2013, by and between AGREE REALTY CORPORATION, a Maryland corporation (the “Company”), and JOEY AGREE (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive entered into an Employment Agreement dated July 14, 2009 (the “Original Agreement”), pursuant to which the Executive serves as the Company’s President and Chief Operating Officer;

WHEREAS, the Agreement sets forth the terms and conditions of the Executive’s employment with the Company;

WHEREAS, the Company and the Executive agreed that the Executive will serve as the Company’s Chief Executive Officer (in addition to continuing to serve as the Company’s President) with new duties and compensation effective as of January 1, 2013;

WHEREAS, the Executive is expected to continue to make certain contributions to the financial strength of the Company; and

WHEREAS, the Company desires to continue to employ the Executive as its Chief Executive Officer and President and to assure itself of his continued services and contributions and the Executive is willing to continue his employment as Chief Executive Officer and President on the terms and conditions set forth in the Original Agreement, as amended in this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

1. Employment; Term.  The Company hereby employs the Executive and the Executive agrees to serve the Company as the Company’s Chief Executive Officer and President. The “Employment Period” under this Agreement shall be the period commencing on July 1, 2009 (the Effective Date”) and ending on June 30, 2014; provided that, upon expiration of the Employment Period, the Employment Period will automatically be extended for one year unless either the Company or the Executive gives written notice of non-extension to the other at least 120 days prior to the expiration of the Employment Period. The Executive shall also serve as a director on the Board of Directors of the Company (the “Board”) if elected or appointed as a director and as Chairman of the Board to the extent requested by the Board.

2. Termination.  Subject to the terms and conditions set forth herein, the Executive’s employment may be terminated by either party hereto upon thirty (30) days’ written notice to the other party hereto.

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3. Duties.  The Executive shall serve as the Company’s Chief Executive Officer and President and, consistent with the Company’s bylaws and the duties and responsibilities customarily associated with such positions in a public corporation of similar size and business and subject to the direction of the Board and the Executive Chairman, shall have general responsibility and ultimate authority for implementation of the policies of the Company and for the management of the business and affairs of the Company. The Executive also shall have any additional duties and any additional responsibilities which may from time to time be reasonably designated by the Board or the Executive Chairman; provided that the scope of his duties and the extent of his responsibilities shall not be substantially different from the duties and responsibilities customarily associated with the position of Chief Executive Officer and President in a public corporation of a similar size and business. At all times, the Executive shall be subject to the direction of the Board.  During the Employment Period, the Executive shall devote his full business time and best efforts to the business and affairs of the Company and its subsidiaries.  Notwithstanding the foregoing, the Executive may: (i) engage in any civic or charitable activity for which the Executive receives de minimis compensation or other pecuniary advantage; (ii) invest his personal assets in any business that is not competitive with the Company or any of its subsidiaries, provided that such investment will not require any services on the part of the Executive which would unreasonably interfere with his obligations hereunder; (iii) purchase securities that are listed on a national securities exchange of any entity that is competitive with the Company or any of its subsidiaries, provided that the Executive may not beneficially own five percent (5%) or more of any class of such securities; (iv) serve as a director of up to three publicly traded entities that are not competitive with the Company or any of its subsidiaries; and (v) participate in any other activity approved in advance in writing by the Board.  For purposes of this Section 3, a business or entity is “competitive with the Company or any of its subsidiaries” if such business or entity consists of or includes any type or line of business engaged in retail real estate and such business is conducted, in whole or in part, within a one-hundred (100) mile radius of the Company’s principal executive headquarters.

4. Compensation.  The Company shall pay to the Executive a minimum salary of Three Hundred Seventy-Five Thousand ($375,000) per annum as compensation to the Executive for the services rendered by the Executive hereunder, including, but not limited to, all services rendered by the Executive as an officer or director of the Company and its subsidiaries. Such compensation shall be payable in regular installments in accordance with the customary payroll practices of the Company.  The Compensation Committee shall review the Executive’s salary at least annually to determine whether the Executive’s salary shall be adjusted based on such criteria as the Compensation Committee shall from time to time establish.  For purposes of this Agreement, “salary” means the amount established and adjusted from time to time pursuant to this Section 4.

5. Benefits.

(a) The Company agrees to reimburse the Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by the Executive in connection with the performance of his duties under this Agreement.  Such reimbursements shall be made by the Company on a timely basis, but no later than 60 days from the date such expenses are incurred, upon submission by the Executive of documentation in accordance with the Company’s standard procedures.  All such reimbursements shall be subject to reasonable limitations, which may from time to time be prescribed by the Board.  The reimbursement policies, practices and procedures applicable to Executive shall be the most favorable policies, practices and procedures of the Company relating to reimbursement of employment expenses incurred by Company directors, officers or employees in effect at any time during the twelve month period preceding the date Executive incurs the expenses.  The expense reimbursement or any in-kind benefits provided for any calendar year shall not affect the expenses eligible for reimbursement or any in-kind benefits provided in any other calendar year, and the Executive’s right to expense reimbursement or in-kind benefits cannot be liquidated or exchanged for any other benefit.

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(b) The Executive shall be entitled to participate in any and all life insurance, medical insurance, disability insurance, and other benefit plans which are made generally available during the Employment Period by the Company to executives of the Company, including, but not limited to, the Company’s 2005 Equity Incentive Plan, Profit Sharing Plan, performance Bonus Plan (to the extent that the Executive qualifies under the eligibility provisions of such plan or plans) or other similar plans.  Additionally, the Executive shall be entitled to receive annual paid vacation and paid holidays made available pursuant to Company policy to all of the executives of the Company.

6. Termination.  The amounts described in Sections 6 and 7 hereof will be in lieu of any termination or severance payments required by the Company’s policies or applicable law (other than as required under applicable law), and will constitute Executive’s sole and exclusive rights and remedies with respect to the termination of Executive’s employment with the Company.  The Company may withhold from any payments hereunder all federal, state, city or other taxes to the extent required by applicable law.

(a) Death; Disability.  In the event of the death or Disability of the Executive, the Executive’s employment hereunder shall terminate, and the Company shall pay to the Executive or the Executive’s personal representative or estate, as the case may be, in cash (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, and (iv) any reimbursable expenses under Section 5(a) hereof that have not been reimbursed as of the date of termination. Subject to Section 19(d) hereof, the payments under this Section 6(a) shall be paid within ten (10) days of such termination.  In addition, all unvested securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan shall become fully vested as of the date of termination.

For purposes of this Agreement, “Disability” shall mean the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

For purposes of this Agreement, “Bonus” shall mean (i) the annual cash bonus from the Company plus (ii) the grant date fair value, in accordance with generally accepted accounting principles, of share-based compensation by the Company.

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(b) Good Reason or Other Than for Cause, Death or Disability.  Except with respect to a Change in Control (which is covered by Section 7 hereof), in the event that Executive’s employment is terminated by the Company for any reason other than death, Disability or Cause, or the Executive’s employment is terminated by Executive for Good Reason, the Company shall pay to the Executive in cash (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, (iv) an amount equal to two (2) times Executive’s “compensation” (as defined in Section 7(b) hereof), and (v) any reimbursable expenses under Section 5(a) hereof that have not been reimbursed as of the date of termination.  The Executive shall also continue to participate in the Company’s health, life and long-term disability benefit plans for the remaining portion of the Employment Period (as if such termination had not occurred); provided, however, that if applicable law or the terms of such plans will not allow the Executive’s continued participation in one or more of such plans for all of the remaining portion of the Employment Period, then the Executive shall receive a single cash payment equal to the product of the monthly premium payable by the Company for each such benefit that cannot be so continued times the number of months remaining in the Employment Period for which the Executive cannot continue participation in such plan or plan. The Executive shall also receive a single cash payment equal to the product of the Executive’s monthly automobile allowance times the number of months remaining in the Employment Period. Subject to Section 19(d) hereof, the payments under clauses (i), (ii), (iii) and (v) hereof and the two preceding sentences shall be paid within ten (10) days of such termination.  In addition, all unvested securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan shall become fully vested as of the date of such termination.

For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful failure or refusal to perform specific reasonable written directives of the Board, which directives are consistent with the scope and nature of the Executive’s duties and responsibilities under this Agreement, and which are not remedied by the Executive within sixty (60) days after written notice of his failure by the Board; (ii) a felony conviction of the Executive; (ii) any act of dishonesty involving the Company which results in a material unjust gain or enrichment to the Executive at the expense of the Company; (iv) any act involving moral turpitude of the Executive which materially and adversely affects the business of the Company; or (v) a material breach by the Executive of his obligations under Section 8 hereof.  No act or failure to act on the part of the Executive shall be deemed “willful” if it was due primarily to an error in judgment or negligence, but shall be deemed “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

For purposes of this Agreement, “Good Reason” shall mean:  (i) a material breach of this Agreement by the Company; (2) other than for Cause, a material reduction in the nature or scope of the Executive’s title, authority, powers, functions, duties, or responsibilities; (3) other than for Cause or related to a general reduction that is not limited to any executive of the Company, a material reduction in the salary and Bonus paid to Executive or benefits provided to Executive; or (4) without Executive’s written consent, a transfer of the place of employment of more than thirty (30) miles from the Company’s principal executive headquarters. A termination by the Executive shall not be for Good Reason unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety (90) days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason, during the thirty (30) days following such notice the Company either fails to remedy or cure the event or condition or notifies the Executive in writing that it will not remedy or cure the event or condition and the Executive resigns within thirty (30) days after the end of the cure period or, if earlier, the date the Company notifies the Executive in writing that the Company will not remedy or cure the event or condition that the Executive asserts constitutes Good Reason.

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(c) Cause or Without Good Reason.  In the event Executive’s employment is terminated by the Company for Cause, or is terminated by Executive without Good Reason, the Company shall pay the Executive in cash (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, and (iii) any reimbursable expenses under Section 5(a) hereof that have not been reimbursed as of the date of termination.  Subject to Section 19(d) hereof, the foregoing payments shall be made within ten (10) days of such termination.  Except as set forth in this Section 6(c) or as required by law, (i) any and all other benefits which the Executive would otherwise have been entitled to receive pursuant to the terms of this Agreement or applicable law shall be forfeited and (ii) any unvested securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan shall be forfeited.

The Executive shall not be deemed to have been terminated for Cause hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board then in office (excluding Executive or any immediate family member of Executive) at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting Cause as herein defined and specifying the particulars thereof in detail.

(d) Retirement.  Notwithstanding the foregoing, if the Executive retires from employment with the Company at any time after he reaches the age of 62, except if such employment is terminated for Cause, all unvested securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan shall become fully vested as of the date of such employment; provided, however, if the Executive and the Company agree prior to the Executive’s retirement that the Executive will provide consulting services thereafter, the unvested securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan, shall instead continue to vest in accordance with their respective terms (as if such consulting services were continued employment with the Company) for as long as such consulting services are provided by the Executive; provided further, that all unvested securities shall become vested upon the termination of the consulting services if the consulting services end on account of the Executive’s death, Disability, termination by the Company without Cause or termination by the Executive for Good Reason. Any securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan that have not vested on or before the termination or expiration of the consulting period shall be forfeited.

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(e) Timing.  To the extent not set forth in Section 6(a)-(c) hereof or otherwise provided in Section 19(d) hereof, any amounts under Section 6(a)-(c) will be paid, and the certificates, if any, for the vested securities will be delivered, as soon as reasonably possible, but in no event later than 30 days after the termination occurs.

7. Change in Control of the Company.

(a) If a Change in Control of the Company occurs prior to the end of the Employment Period and (a) Executive’s employment is terminated by the Company for reasons other than death, Disability or Cause, or (b) the Executive terminates employment with the Company for Good Reason, in each case within 18 months after such Change in Control, subject to Section 19(d) hereof, the Company, or any successor thereto, will pay to the Executive in cash, (i) any accrued and unpaid salary through the date of termination, (ii) any accrued and unpaid cash bonus with respect to the fiscal year preceding the termination, (iii) a pro-rata portion of the cash bonus with respect to the fiscal year in which the termination occurs, (iv) an amount equal to three (3) times Executive’s “compensation” (as defined below); and (v) any reimbursable expenses under Section 5(a) hereof that have not been reimbursed as of the date of termination.  The Executive shall also continue to participate in the Company’s health, life and long-term disability benefit plans for the remaining portion of the Employment Period (as if such termination had not occurred); provided, however, that if applicable law or the terms of such plans will not allow the Executive’s continued participation in one or more of such plans for all of the remaining portion of the Employment Period, then the Executive shall receive a single cash payment equal to the product of the monthly premium payable by the Company for each such benefit that cannot be so continued times the number of months remaining in the Employment Period for which the Executive cannot continue participation in such plan or plan. The Executive shall also receive a single cash payment equal to the product of the Executive’s monthly automobile allowance times the number of months remaining in the Employment Period. Subject to Section 19(d) hereof, the payments under clauses (i), (ii), (iii) and (v) hereof and the two preceding sentences shall be paid within ten (10) days of such termination.  In addition, all unvested securities of the Company issued to the Executive under the Company’s 2005 Equity Incentive Plan or any similar plan shall become fully vested as of the date of such termination.  Subject to Section 19(d) hereof, any amounts under clause (iv) will be paid, and the certificates, if any, for the vested securities will be delivered, as soon as reasonably possible, but in no event later than 30 days after such termination.

(b) The Executive’s “compensation” shall be determined as follows: (i) in respect of salary, an amount equal to the highest annualized rate of the Executive’s salary during the Employment Period; (ii) in respect of Bonus, the Executive’s average Bonus over the previous three calendar years; and (iii) in respect of other benefits set forth in this Agreement or otherwise made available generally to executives of the Company pursuant to Company policy (excluding grants of Company securities), an amount equal to the annual insurance premium or Company cost for such benefits.

(c) Notwithstanding any other provision of this Agreement, in the event that the Company or Executive determines, based upon the advice of its tax advisors, (i) that part or all of the consideration, compensation or benefits to be paid to Executive under Section 7(a) or any other provision hereof constitute payments “contingent on a change in ownership or control” of the Company within the meaning of the Treasury Regulations under Section 280G(b)(2) (or a successor provision) of the Internal Revenue Code of 1986, as amended (“parachute payments”), and (ii) that the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute parachute payments (collectively, the “Parachute Amount”), exceeds 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Code (the “Executive Base Amount”), then the amounts constituting parachute payments which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive Base Amount (the “Reduced Amount”); provided, however, that the Company shall pay to Executive the Parachute Amount without reduction if it is determined that payment of the Parachute Amount would generate more after−tax income to Executive than the Reduced Amount.  In the event of a reduction of the payments that would otherwise be paid to Executive, then the Company may elect which and how much of any particular entitlement shall be eliminated or reduced and shall notify Executive promptly of such election; provided, however that the aggregate reduction shall be no more than as set forth in the preceding sentence of this Section 7(c).

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(d) For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events at any time during the Employment Period:

(i) The Company is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the entity resulting from such merger, consolidation or reorganization immediately after such transaction are held in the aggregate by holders of the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors of the Company (“Voting Stock”) immediately prior to such transaction;

(ii) The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding voting securities of the purchaser immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(iii) If a report is filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than Richard Agree, and his immediate family and affiliates, in aggregate, is the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 25% or more of the Voting Stock;

(iv) Any time at which individuals who, as of the date hereof, constitute the directors of the Company cease for any reason to constitute at least a majority thereof, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the incumbent Board will be considered as though such individual were a member of the incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

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Notwithstanding the foregoing provision of Section 7(d)(iii) hereof, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because the Company, an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities of such entity, any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report with the Securities and Exchange Commission under the Exchange Act disclosing beneficial ownership by such entity of Voting Stock in excess of 25% or otherwise or that a change in control of the Company has or may have occurred or will or may occur in the future by  reason of such beneficial ownership.  Notwithstanding the foregoing provisions of this Section 7(d), a transaction or occurrence identified in Section 7(d) (i), (ii), (iii) or (iv) shall not be deemed to be a Change in Control unless it constitutes a “change in control event” within the meaning of Treasury Regulations Section 1.409A-3(i)(5)(i).

8. Non-Competition; Non-Solicitation.  The Executive agrees that if the Executive’s employment is terminated by the Company for Cause or Executive terminates such employment without Good Reason, that for a one (1) year period following the termination date:

(a) The Executive shall not engage in any business which is competitive with the business of the Company or any of its subsidiaries as of the termination date.  For the purposes of this Section 8, a business shall be deemed “competitive” if it consists of or includes any type or line of business engaged in by the Company or any of its subsidiaries as of the date of such termination and which is conducted, in whole or in part, within a one-hundred (100) mile radius of the Company’s principal executive headquarters as of the date of such termination.  For purposes of this Agreement, the executive shall be deemed to “engage in a business” if he: (i) participates, directly or indirectly, in such business as a director, officer, stockholder, employee, salesman, partner or individual proprietor; (ii) acts as a paid consultant, representative or advisor to such business; (iii) participates in such business as an investor (whether through loans, contributions to capital or otherwise) or has a controlling influence over such business; or (iv) permits his name to be used by or in connection with such business, provided that nothing herein contained shall be deemed to preclude the purchase of securities that are listed on a national securities exchange of any entity that is competitive with the Company or any of its subsidiaries, provided that the Executive may not beneficially own five percent (5%) or more of any class of such securities.

(b) The Executive will not directly, or indirectly through another person or entity, (i) solicit any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or its subsidiaries until one year after such individual’s employment relationship with the Company or its subsidiaries has been terminated or (iii) induce or attempt to induce any customer, supplier or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or its subsidiaries, on the other hand.

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9. Confidentiality.  The Executive shall not at any time use or divulge, furnish or make accessible to anyone (other than in the regular course of the business of the Company or any of its subsidiaries) any information regarding trade secrets, proprietary information or other confidential information (including, but not limited to, any information concerning customers or accounts) with respect to the business affairs of the Company or any of its subsidiaries.  This Section 9 shall not apply to information that is or becomes generally available (i) to the public other than as result of a disclosure by Executive or any of its representatives, or (ii) to Executive or its representatives on a non-confidential basis from a source (other than the Company or its representatives) which Executive reasonably believes is not prohibited from disclosing such information to Executive by a contractual, legal or fiduciary obligation to the Company or any of its representatives.

10. Notices.  All notices relating to this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally, (ii) three days after the date of mailing, if sent in the United States by registered or certified first-class mail, or (iii) one day after the date of mailing, if sent by nationally recognized overnight courier, and shall be sent return receipt requested in a postpaid envelope, addressed to the other party at the address set forth below, or to such changed address as the other party may have fixed by written notice; provided, however, that any notice of change of address shall be effective only upon receipt:

To the Company	Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Board of Directors

To the Executive	Agree Realty Corporation
31850 Northwestern Highway
Farmington Hills, MI 48334
Attention: Joey Agree

11. Assignability, Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including without limitation any corporation which may acquire all or substantially all of the Company’s assets and business or with or into which the Company may be consolidated or merged, and shall inure to the benefit of and be binding upon the Executive, his heirs, executors, administrators and legal representatives, provided that the obligations of the Executive hereunder may not be assigned or delegated.

12. Survival.  Notwithstanding the expiration or termination of this Agreement, Sections 5-18 hereof shall survive and continue in full force and effect in accordance with their respective terms.

13. Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding and supersedes all prior understandings, both oral and written and including the Original Agreement, between the parties with respect to the subject hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercise thereof.

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To the extent permitted by applicable law or the Company’s benefit plans, this Agreement shall supersede any other plan, agreement or arrangement with the Company regarding the Executive’s employment and termination of employment.

14. Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.

15. Governing Law.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Michigan, without giving effect to any choice of law or conflict or law provisions or rules that would cause the application of the laws of any jurisdiction other than the State of Michigan.

16. Indemnification.  The Company shall indemnify and hold harmless the Executive against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred, in any action or proceeding to which the Executive is made a party by reason of the fact that he is or was an officer or director of the Company, to the fullest extent permitted by law, the Bylaws of the Company and the Articles of Incorporation of the Company.

17. Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto.

18. Titles and Captions.  All paragraph, article or section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

19. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement shall be exempt from, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with that intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to be exempt from, or to comply with, Code Section 409A.

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(b) In the event that any provision of this Agreement is determined by the Company or the Executive to not be exempt from, or to not comply with, Code Section 409A, the Company shall fully cooperate with the Executive to reform this Agreement to effect an exemption from Code Section 409A or to correct any noncompliance with Code Section 409A to the extent permitted under any guidance, procedure, or method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of noncompliance with Code Section 409A.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered deferred compensation under Code Section 409A that are payable upon or following a termination of employment unless such termination is also a “separation from service” with the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.”

(d) Notwithstanding any other payment date or schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” to the extent required under Code Section 409A such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of Executive’s death (the “Delay Period”). All payments delayed pursuant to the preceding sentence shall be paid to the Executive in a lump sum on the first day of the seventh month following the Executive’s “separation from service;” and

(ii) To the extent that any benefits to be provided during the Delay Period are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive (to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive) the Company’s share of the cost of such benefits on the first day of the seventh month following the Executive’s “separation from service” and any remaining benefit shall be provided by the Company following expiration of the Delay Period in accordance with the procedures specified herein.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Code Section 409A.

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(f) Whenever a provision of this Agreement specifies a payment period with reference to a number of days ( e.g., “payment shall be made within ten (10) days of such termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

AGREE REALTY CORPORATION

By:	/s/ Gene Silverman
Name:	Gene Silverman
Title:	Chairman Executive Compensation Committee

EXECUTIVE

By:	/s/ Joey Agree
Joey Agree

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